SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

[   ] Preliminary Information Statement

[X] Definitive Information Statement

[_] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

FORUM FUNDS
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)  Title of each class of securities to which transaction applies:

_________________________________________________

2)  Aggregate number of securities to which transaction applies:

_________________________________________________

3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

_________________________________________________

4)  Proposed maximum aggregate value of transaction:

_________________________________________________

5)  Total fee paid:

_________________________________________________

[_] Fee paid with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:

______________________________________________

2)  Form, Schedule or Registration Statement No.:

______________________________________________

3)  Filing Party:

______________________________________________

4)  Date Filed:

______________________________________________

Three Canal Plaza
Portland, Maine 04101
 (888) 992-2765

-----------------

INFORMATION STATEMENT

-----------------
February 17, 2011

This document is an Information Statement for the shareholders of the Absolute Strategies Fund (the "Fund"), a series of the Forum Funds (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval of the addition of Longhorn Capital Partners, L.P., (“Longhorn”) and St. James Investment Company, LLC (“St. James”) as subadvisers to the Fund, pursuant to separate agreements between the Adviser and Longhorn (the “Longhorn Agreement”), and the Adviser and St. James (the “St. James Agreement”) (together, the “Subadvisory Agreements”) effective December 3, 2010.  Under the Subadvisory Agreements, Longhorn and St. James provide subadvisory services to portions of the Fund's portfolio.

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of February 1, 2011 (the “Record Date”) on or about February 17, 2011.

Absolute Investment Advisers LLC (the "Adviser"), located at 350 Lincoln Street, Suite 216, Hingham, Massachusetts 02043, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”).  For the fiscal year ended March 31, 2010, the fee paid to the Adviser under the Advisory Agreement was $21,873,044 for the Fund, which was 1.60% of the average daily net assets of the Fund.  Subject to the supervision of the Adviser and the Trust's Board of Trustees (the “Board”), various asset managers (“Subadvisers”) are currently responsible for the day-to-day portfolio management of the Fund, as further described in the Fund’s prospectus.  The portion of the Fund's portfolio managed by each of the Subadvisers will be determined from time to time by the Adviser in consultation with each of the Subadvisers, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select a Subadviser for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and the Subadviser; and (iii) terminate and/or hire unaffiliated Subadvisers without obtaining approval of the Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new Subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (“Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the Subadvisory Agreements.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT.

Shareholders can find additional information about the Fund in the Fund’s annual report dated as of March 31, 2011, which will be furnished to shareholders.  The Fund will provide copies of these materials free of charge. Text-only versions of the Fund's annual report and semi-annual report can be viewed online or downloaded from the Fund's website (http://www.absoluteadvisers.com). Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

Information about Longhorn

Longhorn, 1445 Ross Avenue, Suite 5000, Dallas, Texas 75202, is registered as an investment adviser under the Investment Advisers Act of 1940. Longhorn commenced operations in 2006 and provides investment advisory services for other pooled investment vehicles. The Fund is the first mutual fund for which Longhorn provides investment advisory services. As of December 31, 2010, Longhorn managed approximately $330 million in assets.  Mr. Kristopher N. Kristynik and Mr. Philip M. Eckian are responsible for the day-to-day management of the portion of the Fund's portfolio managed by Longhorn. Mr. Kristynik, who has fourteen years of investment industry experience, and Mr. Eckian, who has fourteen years of investment and corporate finance industry experience, are co-founders of Longhorn.

            No officers or Trustees of the Trust are officers, employees, directors, general partners or shareholders of Longhorn.  In addition, since April 1, 2009, the beginning of Fund’s most recently completed fiscal year, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Longhorn, any parent or subsidiary of Longhorn, or any subsidiary of a parent of such entities was or is to be a party.

Directors and Officers of Longhorn

            The following table lists the directors and principal executive officers of Longhorn.  The address of each individual listed below is c/o Longhorn Capital Partners, L.P., 1445 Ross Avenue, Suite 5000, Dallas, Texas 75202.

            Together Messrs. Kristynik and Eckian wholly own Longhorn.

Name	Principal Occupation
Kristopher N. Kristynik	Principal & Chief Investment Officer
Philip M. Eckian	Principal & Co-Portfolio Manager
Britton L. Brown	Chief Financial Officer & Chief Compliance Officer

Other Funds

            Longhorn provides investment advisory services for four other pooled investment vehicles and does not provide investment advisory services to any other registered investment company.

Information about St. James

St. James, 2716 Fairmount Street, Dallas, Texas 75201, is registered as an investment adviser under the Investment Advisers Act of 1940.  St. James commenced operations in 1999 and manages assets for institutional clients, high-net worth individuals, and mutual funds. As of December 31, 2010, St. James managed approximately $504 million in assets.  Mr. Robert J. Mark is responsible for the day-to-day management of the portion of the Fund's portfolio managed by St. James. Mr. Mark has 14 years of investment industry experience.  Mr. Mark and Mr. Brian C. Mark are the co-founders of St. James.

No officers or Trustees of the Trust are officers, employees, directors, general partners or shareholders of St. James.  In addition, since April 1, 2009, the beginning of Fund’s most recently completed fiscal year, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which St. James, any parent or subsidiary of St. James, or any subsidiary of a parent of such entities was or is to be a party.

Directors and Officers of St. James

            The following table lists the directors and principal executive officers of St. James.  The address of each individual listed below is c/o St. James Investment Company, LLC, 2716 Fairmount Street Dallas, Texas 75201.

            Together Messrs. Brian C. Mark, Robert J. Mark, Lawrence J. Redell and William R. Sachs wholly own St. James.

Name	Principal Occupation
Brian C. Mark	Member
Robert J. Mark	Managing Member, Chief Compliance Officer
Lawrence J. Redell	Member
William R. Sachs	Member

Other Funds

St. James does not provide investment advisory services for any pooled investment vehicles and provides investment advisory services to one other registered investment company, the Castle Focus Fund.  The Castle Focus Fund’s investment objective is long-term capital appreciation.  As of December 31, 2010, the Castle Focus Fund had $7.9 million in assets under management.

Longhorn and St. James Subadvisory Arrangements

The Subadvisory Agreements became effective December 3, 2010. The Subadvisory Agreements, including the scope of services being provided, is substantially similar to the terms of the Fund's other subadvisory agreements except for the effective date.

The Subadvisory Agreements provide that Longhorn and St. James are responsible for, among other things (i) assisting the Adviser in providing a continuous investment program with respect to a portion of the Fund's portfolio (the "Allocated Assets"), including investment research and management with respect to all securities and investments and cash equivalents in the Allocated Assets; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased with the Allocated Assets and providing voting information to the Fund and its agents in relation to the Fund's annual proxy voting report filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act").

The Longhorn Subadvisory Agreement provides that Longhorn is not liable or responsible for any action taken or omitted, except for liability resulting from Longhorn’s bad faith, willful misconduct or gross negligence in the performance of its duties or reckless disregard of such duties.  The St. James Subadvisory Agreement provides that St. James is not liable or responsible for any action taken or omitted, except for liability resulting from St. James' bad faith, willful misfeasance or gross negligence in the performance of its duties or reckless disregard of such duties.

The Subadvisory Agreements will continue in effect for an initial term of two years.  Thereafter, the Subadvisory Agreements will continue in effect only if approved annually by the Board or by the vote of the shareholders of the majority of the outstanding shares of the Fund, and also, in either event, if approved by a majority of the Trustees who are not parties to the Subadvisory Agreements or interested persons of any such party the Independent Trustees). The Subadvisory Agreements are terminable at any time without penalty, on 60 days' notice, by Longhorn, St. James, respectively, or the Adviser, or the Board or by a majority vote of the Fund's shareholders. Pursuant to the Investment Company Act, the Subadvisory Agreements terminate automatically in the event of their assignment or upon termination of the Fund's investment advisory agreement with the Adviser. The Subadvisory Agreements may be terminated by the Fund if the Board finds that the services being rendered by Longhorn or St. James, respectively, fail in a material way to provide responsible management to the Fund as reasonably expected by an investment adviser, as defined in the Investment Advisers Act of 1940, as amended; provided that Longhorn or St. James, respectively, shall have the opportunity, within ten (10) days of receipt of a written notice, to cure the failure that is the subject of such notice.

Board Considerations

The Board, including the Independent Trustees, approved the Subadvisory Agreements at a meeting of the Trustees held on December 3, 2010.

St. James Agreement

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of the Adviser and St. James and discussed St. James’s personnel, operations and financial condition. Specifically, the Board considered the adequacy of St. James’s resources and the quality of services to be provided by St. James under the St. James Agreement. Additionally, the Board considered information regarding the experience and professional background of the portfolio managers and other personnel at St. James who would have principal investment responsibility for the portion of the Fund investments to be managed by St. James; the investment philosophy and decision-making processes of those professionals; the capability and integrity of St. James’s senior management and staff;  the quality of St. James’s services with respect to regulatory compliance and compliance with client investment policies and restrictions; and the financial condition and operational stability of St. James.   In addition, the Board took into consideration the Adviser’s recommendation on behalf of St. James.  The Board noted St. James’s representation that the firm is financially stable and able to provide investment advisory services to the Fund.  The Board concluded that, overall, it was satisfied with the nature, extent and quality of services to be provided to the Fund by St. James under the St. James Agreement.

Costs of Services and Profitability

The Board did not consider information regarding the costs of services to be provided and profits to be realized by St. James from its relationship with the Fund, noting instead the arm’s length nature of the relationship between the Adviser and St. James with respect to the negotiation of the advisory fee rate on behalf of the Fund.  The Board concluded that St. James’s projected profitability was not a material factor in determining whether or not to approve the St. James Agreement because the Adviser, and not the Fund, was responsible for paying the subadvisory fees due to St. James under the St. James Agreement.

Performance

The Board reviewed St. James’s historical performance record in managing accounts in a style similar but not identical to that to be employed on behalf of the Fund.  In particular, the Board evaluated the three-, five- and ten-year performance of a composite of accounts (the “Composite”) managed by St. James  under the all-cap core equity investment mandate for the periods ended September 30, 2010 as compared to the S&P 500 Index (the “Index”).   Specifically, the Board noted that the Composite outperformed the Index for all relevant time periods.  Based on this review and all of the relevant facts and circumstances, the Board concluded that St. James’s management of its portion of the Fund could benefit the Fund and its shareholders.
Compensation

The Board reviewed St. James’s proposed compensation for providing subadvisory services to the Fund and noted that the addition of St. James would not change the total management fee paid by the Fund because the subadvisory fees are paid by the Adviser, and not the Fund.  The Board considered that the total management fees paid by the Fund had been compared to fees paid by other similarly managed mutual funds in connection with the Board’s annual approval of the Advisory Agreement between the Adviser and the Fund on March 19, 2010.  The Board also noted St. James’s representation that the proposed subadvisory fee rate is in line with the fee rates that are charged to St. James’s other advisory relationships.  After considering these matters, the Board concluded that the proposed subadvisory fee rate to be paid to St. James was not excessive in light of the services to be provided to the Fund.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale. The Board determined that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints to the subadvisory fee rate.  Based on the foregoing information, the Board concluded that economies of scale were not a material factor in approving the St. James Agreement.

Other Benefits

The Board noted St. James’s representation that it would not receive significant ancillary benefits as a result of its relationship with the Fund.  As a result, other benefits accrued by St. James were not a material factor in approving the St. James Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance and different Trustees may have given different weight to different factors.  The Board reviewed a memorandum from Trust counsel discussing the legal standards applicable to its consideration of the St. James Agreement.  Based on its review, including consideration of the factors referenced above, the Board determined, in the exercise of its business judgment, that the overall subadvisory arrangement, as outlined in the St. James Agreement, was fair and reasonable in light of the services performed, expenses incurred and such other matters as the Board considered relevant in the exercise of its reasonable business judgment, and that approving the St. James Agreement was in the best interests of the Fund’s shareholders.

Longhorn Agreement

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of the Adviser and Longhorn and discussed Longhorn’s personnel, operations and financial condition. Specifically, the Board considered the adequacy of Longhorn’s resources and the quality of services to be provided by Longhorn under the Longhorn Agreement. Additionally, the Board considered information regarding the experience and professional background of the portfolio managers and other personnel at Longhorn who would have principal investment responsibility for the portion of the Absolute Strategies Fund’s (the “Fund”) investments to be managed by Longhorn; the investment philosophy and decision-making processes of those professionals; the capability and integrity of Longhorn’s senior management and staff;  the quality of Longhorn’s services with respect to regulatory compliance and compliance with client investment policies and restrictions; and the financial condition and operational stability of Longhorn.  The Board noted Longhorn’s representation that the firm is financially stable and able to provide investment advisory services to the Fund.  The Board concluded that, overall, it was satisfied with the nature, extent and quality of services to be provided to the Fund by Longhorn under the Longhorn Agreement.

Costs of Services and Profitability

The Board did not consider information regarding the costs of services to be provided and profits to be realized by Longhorn from its relationship with the Fund, noting instead the arm’s length nature of the relationship between the Adviser and Longhorn with respect to the negotiation of the advisory fee rate on behalf of the Fund.  The Board concluded that Longhorn’s projected profitability was not a material factor in determining whether or not to approve the Longhorn Agreement because the Adviser, and not the Fund, was responsible for paying the subadvisory fees due to Longhorn under the Longhorn Agreement.

Performance

The Board reviewed Longhorn’s historical performance record.  In particular, the Board reviewed the performance of another fund managed by Longhorn in a style similar but not identical to that to be employed on behalf of the Fund (“Comparable Fund”).  The Board noted that the Comparable Fund outperformed the S&P 500 Index for the 2007 and 2008 year to date periods and underperformed for the 2010, 2009 and 2006 year to date periods.  In addition, the Board considered that Longhorn outperformed the S&P 500 Index for the since inception period from May 2006 through September 2010 and the Adviser’s recommendation on behalf of Longhorn.  The Board determined that Longhorn’s management of its portion of the Fund could benefit the Fund and its shareholders.

Compensation

The Board reviewed Longhorn’s proposed compensation for providing subadvisory services to the Fund and noted that the addition of Longhorn would not change the total management fee paid by the Fund because the subadvisory fees are paid by the Adviser, and not the Fund.  The Board considered that the total management fee paid by the Fund had been compared to fees paid by other similarly managed mutual funds in connection with the Trustees annual approval of the Advisory Agreement between the Adviser and the Fund on March 19, 2010.  The Board also noted Longhorn’s representation that it anticipates that the effective fee rate for the Fund will be comparable to the effective fee rate for its other clients.  After considering these matters, the Board concluded that the proposed subadvisory fee rate to be paid to Longhorn was not excessive in light of the services to be provided to the Fund.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale. The Board noted that the proposed subadvisory fee rate contains breakpoints, but determined that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale.  As a result, the Board concluded that economies of scale were not a material factor in approving the Longhorn Agreement.

Other Benefits

The Board noted that Longhorn would not receive significant ancillary benefits as a result of its relationship with the Fund.  In this regard, the Board considered Longhorn’s representation that Longhorn may use soft dollars generated by the Fund within the limitations set forth in Section 28(e) of the Securities and Exchange Act of 1934, as amended.  Based on the foregoing information, the Board concluded that any ancillary benefits which may accrue to Longhorn will benefit the Fund and that they were not a material factor in approving the Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance and different Trustees may have given different weight to different factors.  The Board reviewed a memorandum from Trust counsel discussing the legal standards applicable to its consideration of the Longhorn Agreement.  Based on its review, including consideration of each of the factors referenced above, the Board determined, in the exercise of its business judgment, that the overall subadvisory arrangement, as outlined in the Longhorn Agreement, was fair and reasonable in light of the services performed, expenses incurred and such other matters as the Board considered relevant in the exercise of its reasonable business judgment, and that approving the Longhorn Agreement was in the best interests of the Fund’s shareholders.

Fund's Ownership Information

As of the Record Date, there were 293,397,951.61 shares and 9,988,168.64 shares outstanding of the Fund’s Institutional Shares and R Shares, respectively. As of the Record Date, to the best of the Trust's knowledge, the Trustees and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund ("Shares").  The following tables set forth, to the best of the Trust's knowledge, the name, address, number and percentage of Shares of persons that owned beneficially, or of record, more than 5% of the outstanding Shares of the Fund as of the Record Date.

Institutional Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
Charles Schwab & Co Inc Special Custody Account FBO Customers Attn Mutual Funds 101 Montgomery St San Francisco, CA 94104	72,585,700.322	24.74%
National Financial Services For Exclusive Benefit of Our Customers One World Financial Center 200 Liberty Street New York, NY 10281	62,120,146.571	21.17%
SEI Private Trust Company CO Suntrust Bank ID 866 One Freedom Valley Drive Oaks, PA 19456	26,105,229.341	8.90%
Pershing LLC 1 Pershing Plaza Jersey City, NJ 07399-0001	17,192,780.603	5.86%

R Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
LPL Financial 9785 Towne Centre Drive San Diego, CA 92121-1968	982,591.425	9.84%
Citigroup Global Markets 333 West 34th Street New York, NY 10001	684,177.149	6.85%
Charles Schwab & Co Inc Special Custody Acct FBO Customers Attn Mutual Funds 101 Montgomery St San Francisco, CA 94104-4122	609,045.237	6.10%
Pershing LLC 1 Pershing Plaza Jersey City, NJ 07399	608,136.201	6.09%

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite100, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.

Affiliated Brokers

For the fiscal year ended March 31, 2010, the Fund placed a portion of its portfolio transactions with Kovitz Securities, LLC (“Kovitz”), a brokerage firm affiliated with a Subadviser to the Fund, Kovitz Investment Group, LLC. The commissions paid to Kovitz were $19,306 for the fiscal year ended March 31, 2010, which was 100% of the Fund’s aggregate brokerage commissions paid to an affiliated broker.

* * * * *